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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 2, 2004 by and between EGENERA, INC., a Delaware corporation (the "Company"), and ROBERT M. DUTKOWSKY ("you").

      The Company wishes to employ you, and you desire to be employed by the Company, on and subject to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the Company and you agree as follows:

1. EMPLOYMENT; POSITION; AND RESPONSIBILITIES.

      1.1 The Company hereby employs you, and you hereby accept to commence employment with the Company, effective as of February 2, 2004 (the "Effective Date") and subject to the terms and conditions set forth in this Agreement.

      1.2 You shall serve as Chairman of the Company's Board of Directors (the "Board"), President and Chief Executive Officer of the Company. You shall devote substantially your full business time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You shall perform the duties customarily associated with the offices of Chairman of the Board of Directors, President and Chief Executive Officer and such other duties as may be assigned to you from time to time by or on authority of the Board.

      1.3 You shall duly, punctually and faithfully perform and observe in all material respects any and all rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business.

      1.4 You shall report directly to the Board. You shall be based in the Company's chief executive office as from time to time established. At the date hereof, the Company's chief executive office is located at 165 Forest Street, Marlborough, Massachusetts. You acknowledge and agree that, in order to discharge your duties as President and Chief Executive Officer and to represent the Company in its business operations, you may be required to travel frequently, both within and without Massachusetts.

2. TERM AND TERMINATION.

      2.1 The initial term of this Agreement shall be for the period set forth on EXHIBIT A annexed hereto commencing with the Effective Date. Thereafter, the term of this Agreement shall be automatically extended for successive periods of one (1) year unless you or the Company shall give the other written notice of non-renewal at least thirty (30) days prior to the end of the term then in effect. Notwithstanding the foregoing, your employment with the Company may be terminated prior to the expiration of the initial term, or any successive term, in accordance with Section 2.2.

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      2.2 Your employment with the Company may be terminated prior to the expiration of the initial term or any successive term (as described in Section
2.1 hereof) as follows:

            (a) The Company may terminate your employment with the Company at any time (i) with Cause (as defined below) upon written notice to you; or (ii) without Cause or on account of your Disability (as defined below), by providing you with at least thirty (30) days written notice. Any notice of termination with Cause shall describe the basis for such termination with Cause and shall specifically reference the subparagraph(s) in Section 2.3(a) that were relied upon in issuing the notice. For purposes of this Agreement, "Disability" shall mean that you have been or shall be prevented by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative), from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred eighty (180) days in any continuous twelve (12) month period. During the initial 180-day period of Disability and any notice period provided for in this Section, you shall continue to have all of your rights under this Agreement (including but not limited to your compensation and benefits); thereafter, in the case of your termination for Disability, your right to receive income continuation shall be determined in accordance with the terms and conditions of the Company's short-term and long-term disability plans then in effect.

            (b) You may terminate your employment with the Company (i) at any time with Good Reason (as defined below) by written notice to the Company; or
(ii) at any time without Good Reason upon not less than thirty (30) days prior written notice to the Company. All of your rights hereunder (including but not limited to your compensation and benefits) shall continue during such notice period.

            (c) Your employment with the Company shall terminate immediately upon your death.

            (d) For purposes of this Agreement, a "Qualifying Termination" shall mean either that the Company (or its successor or assignee) has terminated your employment without Cause or that you have terminated your employment for Good Reason.

      2.3 For purposes of this Agreement:

            (a) The term "Cause" means any of the following: (i) willful misconduct by you in the performance of your duties hereunder or under the Invention, Confidentiality and Noncompete Agreement, dated as of the date of this Agreement, between the Company and you (a conformed copy of which is attached hereto as EXHIBIT B (the "NDA")) and which in either case causes material harm to the Company as determined by the Board in the exercise of its business judgment and your failure to explain and correct such conduct within fifteen (15) days (or such longer period as the Board determines in its good faith judgment is reasonably necessary) after your receipt of written notice from the Board of such conduct; (ii) refusal by you to perform or discharge material duties or responsibilities assigned by the Board (provided the same are not illegal or unethical or materially inconsistent with the position of Chairman of the Board of Directors or President and Chief Executive Officer of a corporation similar in size,

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scope and business to the Company) and the failure to correct such refusal and perform such duties or responsibilities within fifteen (15) days (or such longer period as the Board determines in its good faith judgment is reasonably necessary to perform such duties or responsibilities) after your receipt of written notice from the Board of such refusal; (iii) your conviction of any felony; (iv) your prolonged absence from work (which shall mean at least ten
(10) consecutive business days), not excused by (A) a bona fide medical disability or illness as determined by a qualified physician mutually acceptable to you and the Company, (B) your exercise of your rights under the Family Medical Leave Act or any other similar federal or state law, (C) vacation days, or (D) other good reason as determined by or your leave of absence as approved by the Board in its reasonable discretion, and your failure to end such prolonged absence within a reasonable period of time (but in any event not less than seven (7) days after your receipt of written notice from the Board of such absence); (v) intentional falseness of any material warranty or representation by you herein or in the NDA; (vi) a material breach by you of your duties hereunder or under the NDA that is not cured by you within fifteen (15) days after your receipt of written notice from the Board of such breach; (vii) any material misrepresentation or breach of warranty by you herein or in the NDA and the failure to correct such misrepresentation or breach of warranty within fifteen (15) days (or such longer period as the Board determines in its good faith judgment is reasonably necessary to correct such misrepresentation or breach of warranty) after your receipt of written notice from the Board of such misrepresentation or breach of warranty; and (viii) your committing any act of embezzlement, fraud or theft relating to the Company and the failure to explain and remedy such conduct within fifteen (15) days (or such longer period as the Board determines in its good faith judgment is reasonably necessary) after your receipt of written notice from the Board of such conduct. The Company acknowledges and agrees that for purposes of this Agreement and the Stock Option Agreements (as defined below), it is the understanding and intent of the parties that your service to the Company as an employee shall be deemed to be continuous and to constitute "Continuous Service" within the meaning of the Stock Option Agreements so long as your employment under this Agreement has not been terminated by the Company (with or without Cause) or by you (with or without Good Reason) or by your death.

            (b) The term "Good Reason" means that any one or more of the following occur (whether or not in connection with a Change of Control) without your express prior written consent: (i) any change by the Company of your duties or responsibilities that results in a material diminution, in your position, function or authority as in effect on the Effective Date (for purposes of this Agreement, a "material diminution" shall be deemed to have occurred if at any time you are not the Company's Chairman of the Board, President and Chief Executive Officer (or if after the Effective Date, the Company becomes a subsidiary or division of any other business entity and you are not the Chairman, President and Chief Executive Officer of the ultimate parent business entity of the Company); (ii) a reduction by the Company in either your Base Salary or your Target Bonus percentage; (iii) a material breach by the Company of its obligations under this Agreement and the failure to cure such breach within ten (10) business days after written notice from you of such breach; or
(iv) a requirement by the Company that you relocate to an office of the Company or other workplace that is located outside of a fifty (50) mile radius of Marlborough, Massachusetts.

      2.4 In the event that your employment with the Company terminates for any reason, the Company shall be obligated to pay you for the following items that were accrued but unpaid as of

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the date of your termination: (i) your Base Salary, (ii) a cash payment for all accrued vacation using your then Base Salary rate of pay; (iii) reimbursement for any unpaid business expenses incurred by you in connection with your services hereunder in accordance with the Company's then current policy and guidelines for the reimbursement of its employees' business expenses, (iv) any earned but unpaid bonuses and (v) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect.

      Additionally, in the event (i) a Qualifying Termination occurs and (ii) you execute, deliver to the Company and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company, its affiliates, and each of the Company's and its affiliates' respective directors, officers, employees and agents arising out of or connected with your employment with the Company (other than the obligations of the Company set forth herein which specifically survive the termination of your employment), the Company will provide you with Severance Benefits as defined in Section 5 of EXHIBIT A hereto and a limited release (in a form reasonably acceptable to you) releasing and waiving any and all claims that the Company or any of its subsidiaries has or may have against you arising out of or connected with your employment with the Company other than (A) any claim not known by the Company that, if known, would have constituted grounds for termination of your employment by the Company for Cause and (B) your future obligations set forth herein or the NDA or the executed Stock Option Agreements (as defined in Section 4 of EXHIBIT A hereto) which are intended to survive the termination of your employment. Notwithstanding the foregoing, your release of claims does not release your rights to: (i) indemnification, (ii) coverage under the Company's directors and officers liability insurance coverage, (iii) exercise your stock options, (iv) enforcement of the Company's future obligations under this Agreement or your stock option agreements or (v) pursue any claim not known by you that, if known, would have permitted you to file a claim or action on the basis that the Company violated an applicable law or regulation.

      2.5 Notwithstanding anything herein to the contrary, no expiration or termination of this Agreement or your employment with the Company shall relieve any party from liability for any breach of this Agreement occurring prior to such expiration or termination.

3. OTHER ACTIVITIES DURING EMPLOYMENT.

      3.1 Except for any outside directorships currently held by you as listed on EXHIBIT C (including Network Associates, Inc. and SEPATON, Inc.) and except with the prior written consent of the Board, you will not during the term of this Agreement undertake or engage in any other employment, occupation or enterprise or entity other than one in which you are an inactive investor. The Board will not unreasonably withhold or delay its consent to your request to serve on any other board of directors or managers of any other enterprise or entity.

      3.2 You hereby agree that, except as disclosed on EXHIBIT C hereto, during your employment hereunder, you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director or manager, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, co-venturer, stockholder or other proprietor owning directly or indirectly more than two percent (2%) interest,

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in any firm, proprietorship, corporation, partnership, trust, association, limited liability company or other organization or entity which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under development by the Company (such firm, proprietorship, corporation, partnership, trust, association, limited liability company or other organization being hereinafter referred to as a "Prohibited Enterprise"). Except as may be shown on EXHIBIT C, you hereby represent that you are not engaged in any of the foregoing capacities (a) through (i) in any Prohibited Enterprise. For purposes of this Agreement, Prohibited Enterprises shall include only those persons and entities identified or described in Section 5.1 of the NDA.

4. CERTAIN REPRESENTATIONS AND COVENANTS BY YOU.

      4.1 You represent and warrant as follows: You are a United States Citizen. Your employment by the Company will not conflict with any prior or current employment, consulting, noncompetition, nondisclosure or other agreement or relationship, whether oral or written. You do not possess confidential information arising out of any such employment, consulting, noncompetition, nondisclosure or other agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 4.2.

      4.2 If, in spite of the last sentence of Section 4.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any such confidential information; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

5. INVENTION, CONFIDENTIALITY AND NONCOMPETE AGREEMENT. You agree that, on or before February 2, 2004 you will execute, deliver and be bound by the provisions of the NDA.

6. RETURN OF COMPANY PROPERTY. Upon the termination of your employment, you shall return to the Company all keys, correspondence, contracts, reports, manuals, forms, data, and all documents in any form, and all copies thereof, relating to the Company's business and all other property of the Company that is in your possession, custody or control.

7. REMEDIES. Your obligations under the NDA and the provisions of Exhibit A and Sections 2.4, 2.5 and 4 through 16 of this Agreement shall survive any expiration or termination of this Agreement or your employment for any reason with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the NDA would be inadequate and you therefore agree that the Company shall be entitled to such injunctive or other equitable relief in case of any such breach or threatened breach.

8. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger

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or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or permitted assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you except by operation of law. The Company's obligations and those of any successors or permitted assignee of the Company under this Agreement, including but not limited to the severance provisions and other compensation and benefits due to you pursuant to Exhibit A hereto, will be a condition of and are to remain those of any successor or permitted assignee of the Company and such successor or permitted assignee will expressly assume this Agreement and its obligations in writing.

9. INTERPRETATION. It is the express intent of the parties that, (i) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law; and (ii) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10. NOTICES. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this
Section 10 shall be deemed to be the date of delivery thereof.

11. WAIVERS. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12. COMPLETE AGREEMENT; AMENDMENTS. This Agreement, including the Exhibits hereto, sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by either party of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Board.

13. HEADINGS. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

14. COUNTERPARTS. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

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15. CHOICE OF LAW; ARBITRATION. You acknowledge that a substantial portion of the Company's business is based in and directed from the Commonwealth of Massachusetts, where the Company is headquartered and administers all employee compensation and benefits. You also acknowledge that during the course of your employment with the Company you have had and will continue to have substantial contacts with Massachusetts. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in Massachusetts, and that the Agreement thereafter shall be maintained in Massachusetts. Except for the right of any party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, any claim of breach or violation of this Agreement, either during the existence of the employment relationship or afterward, by either party hereto shall be settled by binding arbitration in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") and shall be before a single neutral arbitrator licensed to practice law in the state of Massachusetts and with at least five (5) years substantive legal experience with executive employment contracts and dispute resolution (provided such an individual is then available to be assigned to and work on the matter). Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties or, failing such agreement, an arbitrator appointed by the AAA. There shall be discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of reasonable need or good cause. The arbitrator shall apply the same substantive law, the same limitation periods and the same remedies, that would apply if the claims were brought in a court. The arbitrator shall have no power or authority to add to or detract from this Agreement. The arbitrator shall have no authority to award punitive or consequential damages. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. The resulting arbitration award may be enforced in any court of competent jurisdiction. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. The arbitrator shall be required to follow applicable law.

16. ADVICE OF SEPARATE COUNSEL. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. The Company shall pay for all reasonable legal fees and expenses incurred by you in the negotiation and execution of this Agreement and other applicable agreements and Company documents (but not any amendment of or waiver under this

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Agreement). The Company shall directly pay your legal counsel within thirty (30)
days of the Company's receipt of any applicable invoice(s) for such reasonable legal fees and expenses.

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         IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the day and year first set forth above.

                                       EGENERA, INC.

                                       By: /s/ Vern J. Brownell
                                           -------------------------------------
                                       Name:
                                       Title:

                                       /s/ Robert M. Dutkowsky
                                       _________________________________________
                                       ROBERT M. DUTKOWSKY

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                                    EXHIBIT A

                   EMPLOYMENT TERM, COMPENSATION AND BENEFITS
                             OF ROBERT M. DUTKOWSKY

      1. TERM. The initial term of your employment under this Agreement to which this EXHIBIT A is attached and made a part shall be for a period of three
(3) years from the Effective Date. If the Company consummates an initial public offering of its Common Stock, $.001 par value per share, then within one hundred eighty (180) days after the consummation of such offering the Company will review this Agreement with you to consider, in its discretion, whether any modifications to it are then advisable or appropriate; provided that any such modifications shall be subject to the execution and delivery of a written amendment to this Agreement signed by both the Company and you.

      2.    COMPENSATION.

            (a) Your base salary ("Base Salary") shall be at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000), payable in accordance with the Company's payroll policies as from time to time in effect (provided that pro-rata portions of your Base Salary shall be paid to you no less frequently than once each month). Your Base Salary will be reviewed annually by the Board and may be increased by the Board in its discretion. You will also receive a signing bonus of One Hundred Thousand Dollars ($100,000) on the Effective Date.

            (b) For every fiscal year, you will be eligible for an annual bonus of five-sevenths (5/7) of your Base Salary as of the end of the fiscal year (the "Target Bonus"). Subject to this Section 2 of EXHIBIT A, the actual amount, if any, of the Target Bonus to be paid to you ("Actual Bonus") shall be based upon attainment of goals and objectives to be established no later than the 45th day of each such fiscal year by the Board in consultation with you (and which may be modified by the Board during such fiscal year from time to time in consultation with you). Any Actual Bonus to be paid to you shall be paid not later than the earlier of (i) three (3) business days after issuance of the Company's auditors' signed annual audit report with respect the fiscal year to which the Actual Bonus relates and (ii) ninety (90) days after the end of the fiscal year to which the Actual Bonus relates.

            (c) If you are entitled to Severance Benefits under Section 5 of this EXHIBIT A below, then in addition to such Section 5 benefits, on your termination of employment you shall also receive a cash payment that is equal to a pro-rated portion of your Target Bonus for the fiscal year of termination (with the amount based on the number of days worked in the fiscal year of termination) if you shall have attained the goals and objectives for such Target Bonus established through the date of termination of your employment. Notwithstanding the foregoing, for fiscal year 2004, if there is a Qualifying Termination on or before December 31, 2004, you shall be entitled to a cash payment on your termination of employment that is equal to the greater of (i) such pro-rated portion of your Target Bonus for fiscal year 2004 whether or not any goals or objectives for such Target Bonus were attained or (ii) $150,000.

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            (d)   For fiscal year 2004, your Actual Bonus shall be at least One
Hundred Fifty Thousand Dollars ($150,000), whether or not any goals or objectives for such Target Bonus were attained, if you remain in the employment of the Company from the Effective Date until immediately after the end of calendar year 2004.

      3.    VACATION, INSURANCE AND BENEFITS; EXPENSES.

            (a) You will be entitled to all legal holidays recognized by the Company and twenty (20) days paid vacation per annum, which shall accrue at a rate of 1.67 days per month commencing with the Effective Date. Any unused vacation may be used or carried over in accordance with Company policy as from time to time in effect.

            (b) You will be eligible for participation in any health, dental, and other insurance plans that may be established and maintained by the Company from time to time for its senior executives, all as determined by the Board in its sole discretion. You also will be entitled to participate in any employee benefit programs that the Board may establish for Company employees generally, including but not limited to health insurance and stock purchase or option or compensation plans. At the Effective Date, the benefits to which you will be entitled include: BlueCross/BlueShield health insurance with the option of HMO or PPO, premium 80% employer-paid; Delta Dental Insurance allowing for care from any dentist or specialist, including orthodontia for children and adults, premium 80% employer-paid; 401(k) plan with the choice of 26 funds from Fidelity; GE Financial Life Insurance with 2 times your Base Annual Earnings, 100% employer-paid with the option for you to purchase an additional amount (subject to certain limitations) at competitive group rates; Short and Long Term Disability Insurance from GE Financial; Business Travel Accident Insurance, 100% employer-paid; Flexible Spending Plan; and an Employee Assistance Program through The Wellness Corporation. Your benefits under the second sentence of this paragraph (b) may change at any time, at the discretion of the Company, provided all employees are subject to the change.

            (c) The Company will reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company's expense reimbursement policy as from time to time in effect.

      4.    COMPENSATORY EQUITY.

            (a) You will be entitled to receive stock options, with a ten (10) year term, to purchase up to an aggregate of Seven Million Two Hundred Fourteen Thousand Nine Hundred Two (7,214,902) shares of Common Stock, $.001 par value per share, of the Company. The exercise price under such stock options shall be $2.1622 per share (which is the fair market value of a common share of the Company as of the Effective Date as determined by the Board). Your right to receive such stock options shall be subject to your execution and delivery of Stock Option Agreements substantially in the forms attached hereto as EXHIBIT D (the "Stock Option Agreements"). Such stock options will be incentive stock options (as defined under Section 422 of the Internal Revenue Code of 1986, as amended) to the maximum extent permitted by law and as provided in the incentive stock agreement provided in EXHIBIT D. You acknowledge receipt by the Company of a complete copy of its Amended and Restated 2000 Stock Option/Stock

Issuance Plan, as amended (the "Plan") and the stock options shall be granted to you pursuant to the Plan (and such granted options shall receive any and all benefits provided under the Plan other than any accelerated vesting provisions). Such stock options shall commence vesting as of the Effective Date and shall continue to vest during any continuous period in which you have continuously been in service to the Company (or a parent holding company or subsidiary of the Company) as an employee, director and/or consultant. The Company acknowledges and agrees that for purposes of this Agreement and the Stock Option Agreements, it is the understanding and intent of the parties that your service to the Company as an employee shall be deemed to be continuous and to constitute "Continuous Service" within the meaning of the Stock Option Agreements so long as your employment under this Agreement has not been terminated by the Company (with or without Cause) or by you (with or without Good Reason) or by your death. Such stock options will become vested as set forth in the Stock Option Agreements (including but not limited to the Vesting Schedule attached to each Stock Option Agreement). If you cease to provide such services (unless such cessation of services is due to the termination of your employment by the Company with Cause or by you without Good Reason), then (subject to the 10 year option term expiration date) you will be permitted to exercise such vested stock options until nine (9) months after your cessation of such services. If you cease to provide such services because your employment with the Company is terminated with Cause or by you without Good Reason, your right to exercise such stock options, whether vested or unvested, shall terminate immediately upon the termination of your employment. In the event of your death or Disability, you (or your representative) shall also be permitted to exercise your stock options for the longer period of time provided in Section 3(d) of your option agreements shown in EXHIBIT D. Anything in this Agreement or the Stock Option Agreements to the contrary notwithstanding, you shall not be entitled to exercise any stock options at anytime after you shall have been given written notice by the Company pursuant to clause (ii), (iv) or (vi)(B) of Section 2.3(a) of this Agreement until you shall have cured or otherwise remedied the matter that is the subject of such notice to the reasonable satisfaction of the Board. To the extent of any conflict between the express terms of this Agreement and the express terms of the Plan and executed Stock Option Agreements, the terms of this Agreement shall prevail.

            (b) During the period that the Company is not subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the "1934 Act") applicable to issuers of securities, any stock options, restricted stock, stock appreciation rights or other equity incentive instruments awarded to you, including the stock options described in this
Section 4, (collectively, "Compensatory Equity") shall be granted to you in reliance on Rule 701 of the Securities Act of 1933, as amended, or another available exemption from the registration requirements under the Securities Act of 1933, as amended. During the period that the Company is subject to the periodic reporting requirements of the 1934 Act applicable to issuers of securities, then the Company shall promptly file a registration statement(s) (on Form S-8 or its successor or other applicable registration statement) with the Securities and Exchange Commission and maintain the effectiveness of such registration statement(s) covering any Compensatory Equity previously awarded to you or awarded to you in the future. Without limiting the immediately preceding sentence, the Company shall include in its initial filing on Form S-8 or its successor or other applicable registration statement a re-offer prospectus covering any and all of shares of Common Stock of the Company acquired by you by exercise of the stock options to be granted pursuant to the Stock Option Agreements (and any other Compensatory Equity granted to you to the extent that such Compensatory Equity may be included in such a re-offer prospectus) prior to the time the Company becomes subject to the periodic reporting requirements of the 1934 Act applicable to issuers of securities and maintain the effectiveness of such registration statement.

            (c) You will be considered by the Board for additional Compensatory Equity grants in the future.

      5. SEVERANCE BENEFITS. As and to the extent expressly provided for in the second paragraph of Section 2.4 of this Agreement, you will be entitled to "Severance Benefits." The term "Severance Benefits" means:

            (a) Payment to you of an amount equal to, as the case may be, (i) your then current annual Base Salary (which will be paid to you in accordance with the Company's usual payroll practices over the period of twelve (12) months following the date on which your employment terminates) if at the time of the termination of your employment the Company is not subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities or
(ii) the sum of your then current annual Base Salary and Target Bonus for the fiscal year in which your employment terminates (which will be paid to you in accordance with the Company's usual payroll practices over the period of twelve
(12) months following the date on which your employment terminates) if at the time of the termination of your employment the Company is subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities; and

            (b) The Company's paid continuation, for a period of twelve (12) months following the date on which your employment terminates, of the health insurance and dental insurance provided to you and your then eligible dependents as of that date; and

            (c) In the event of a Qualifying Termination, outstanding unvested Compensatory Equity shall vest, effective immediately prior to the termination of your employment, on an accelerated basis as if your employment had terminated:

            (i) on the first anniversary of the Effective Date if the Qualifying Termination occurs within six (6) months after the Effective Date (such that the stock options to be granted to you under Section 4 of Exhibit A shall be 25% vested), or

            (ii) six (6) months later than it actually terminated if at the time of the termination of your employment the Company is not subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities, or

            (iii) twelve (12) months later than it actually terminated if at the time of the termination of your employment the Company is subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities

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

Notwithstanding the foregoing, in the event of a Qualifying Termination occurring in connection with or after a Change of Control (as defined below), the accelerated vesting provisions set forth in this Section 5(c) shall apply only as described in Section 6(b) of this EXHIBIT A below such that, if unvested Compensatory Equity vests on an accelerated basis pursuant to Section 6(b) of this EXHIBIT A below, then no unvested Compensatory Equity shall vest under this
Section 5(c) because it would be duplicative.

To the extent that the Company's benefit plans do not allow for inclusion of non-employee beneficiaries, the Company shall pay to you in cash the amount of money that the Company would have otherwise spent on providing you with such benefits.

      6.    CHANGE OF CONTROL.

            (a) Upon any Change of Control (as defined below), fifty percent (50%) of your then outstanding unvested Compensatory Equity shall immediately become vested. The vesting schedule for your remaining unvested Compensatory Equity (determined after giving effect to any accelerated vesting of such equity pursuant to Section 6(b) of this EXHIBIT A below) shall also upon a Change of Control be automatically proportionately adjusted so that such remaining unvested Compensatory Equity shall thereafter vest over the remaining term of the vesting schedule therefor (applied on a Compensatory Equity grant by grant basis). For example, if immediately prior to a Change of Control there were 100 option shares of Compensatory Equity outstanding and, after giving effect to the accelerated vesting provisions of this Section 6(a) and Section 6(b) below upon a Change of Control, 75 of such option shares become vested on an accelerated basis, then the 25 remaining unvested option shares would thereafter vest at 25% of the rate of vesting theretofore in effect under the vesting schedule(s) applicable to such option shares.

            (b) Upon any Change of Control, if you are not offered a position with the ultimate parent business entity that survives or results from such Change of Control that is as or more favorable to you than the position you hold immediately prior to such Change of Control or if there is a Qualifying Termination in connection with or after any Change of Control, then your then outstanding unvested Compensatory Equity (determined after giving effect to any accelerated vesting of such equity pursuant to Section 6(a) of this EXHIBIT A above) shall immediately become vested as to the greater of (applied on a Compensatory Equity grant by grant basis) of (i) fifty percent (50%) of such unvested Compensatory Equity or (ii) the amount of accelerated vesting calculated under Section 5(c) of this EXHIBIT A above (assuming, for purposes of such calculation, that a Qualifying Termination has occurred). For purposes of this Agreement, a Qualifying Termination will be deemed to be in connection with a Change of Control if you were an employee on the date the Board authorizes by resolution at a meeting duly called and held or by a written consent to action the discussions or negotiations that culminated in the Change of Control and such Qualifying Termination occurred on or after such date.

            (c) "Change of Control" means the first occurrence of any one of the following: (a) the issuance of capital stock or other securities of the Company in one or a series of related transactions, as a result of which the holders of capital stock of the Company immediately prior to such one or series of related transactions hold immediately following such one or series of related transactions less than a majority by voting power of the capital stock of the Company; (b) if immediately prior to such Change of Control the Company is not subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities, a direct or indirect acquisition of securities of the Company representing more than fifty percent (50%) percent of the combined voting power of the Company's then outstanding securities in one or a series of related transactions by any person (as defined in Section 13(d) or 14(d) of the Securities Exchange of 1934, as amended) other than by virtue of a merger, consolidation or similar transaction or by way of a distribution of securities by the Company to its securityholders in substantially the same proportions as their ownership of securities of the Company immediately prior to such distribution(s), (c) if immediately prior to such Change of Control the Company is subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities, a direct or indirect acquisition of securities of the Company, in one or a series of related transactions, representing more than thirty-three and one-third percent (33 and 1/3%) percent of the combined voting power of the Company's then outstanding securities by any person (as defined in Section 13(d) or 14(d) of the Securities Exchange of 1934, as amended) other than by virtue of a merger, consolidation or similar transaction or by way of a distribution of securities by the Company to its securityholders in substantially the same proportions as their ownership of securities of the Company immediately prior to such distribution(s), (d) the merger or consolidation of the Company with or into any person, firm or entity, other than a merger or consolidation of the Company in which the holders of capital stock of the Company immediately prior to such merger or consolidation hold immediately following such merger or consolidation at least a majority by voting power of the capital stock or other equity interests of the surviving or resulting or acquiring corporation or its parent in substantially the same proportions as their ownership immediately prior to such merger or consolidation; (e) the lease, sale, transfer or otherwise disposition of all or substantially all of the Company's assets or business whether now owned or hereafter acquired, other than any such lease, sale, transfer or otherwise disposition to a subsidiary of the Company or to any person, firm or entity in which the holders of capital stock of the Company immediately prior to such lease, sale, transfer or otherwise disposition hold immediately following such lease, sale, transfer or otherwise disposition at least a majority by voting power of the capital stock or other equity interests of the acquiring person, firm or entity in substantially the same proportions as their ownership immediately prior to such transaction(s); (f) if, after one year after the Company becomes subject to the periodic reporting requirements under the 1934 Act applicable to issuers of securities, individuals who constituted the Board (the "Incumbent Board") immediately prior to the Company's becoming subject to such reporting requirements cease for any reason to constitute at least a majority of such Board; provided however that any individual becoming a director after execution of this Agreement whose election (or nomination for election) was approved by (or by a committee appointed by) a vote of at least a majority of the individuals then comprising the Incumbent Board shall be considered to have been a member of the Incumbent Board, (g) a voluntary or involuntary complete liquidation or dissolution of the Company.

            (d) In the event that it is determined that any payment or distribution of any type to or for the benefit of you made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties (other than any interest or penalties arising from your failure to timely file a return with respect thereto or to pay such excise tax in an amount not less than the amount calculated by the Company) with respect to such excise tax (collectively the "Excise Tax"), then you shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount equal to the sum of any Excise Tax on the Total Payments plus all income taxes under the Code and Massachusetts income taxes imposed on the Excise Tax Restoration Payment plus any Excise Tax imposed on the Excise Tax Restoration Payment. Such Excise Tax Restoration Payment will be based on the Company's calculation of the Excise Tax Amount and shall be paid to you upon completion of such calculations (which shall be performed in connection with any Change of Control or with any payments/benefits provided to you that are reasonably likely to be included in an Excise Tax determination) but in no event later than twenty (20) days before the filing due date(s) (without extensions) of any federal income tax return(s) with which any such Excise Tax is payable. If the Excise Tax as so calculated is increased by an assessment of the Internal Revenue Service (the "Assessment"), the Company shall pay to you, in no event later than ten (10) days before such Assessment is required to be paid, on a tax-effected basis, an additional cash amount to fully pay any related interest and penalties and the appropriate additional Excise Tax Restoration Payment to you such that you will be no worse off financially on an after-tax basis as a result of such Assessment, provided that you have given the Company the opportunity, at its expense, to contest the Assessment on your behalf until a final judicial determination (or until such earlier disposition as the Company may agree to on your behalf). All calculations performed under this Section 6(d) shall apply the highest applicable federal and state marginal tax rates.

      7. LATE PAYMENTS. If any payments or benefits to be provided to you under this Agreement are not fully paid to you within thirty (30) days after their original due date, then such late amounts shall accrue interest at an annualized rate of 10% per year. This section shall survive both termination of your employment and expiration/termination of this Agreement.

      8. INDEMNIFICATION. You will be indemnified by the Company against any threatened, pending or completed action, suit or claim against you by reason of the fact that you are or have been a director, officer, employee or agent of the Company or are or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by the Company's bylaws, certificate of incorporation, Delaware or Massachusetts contract law or applicable law. You will also be covered under the Company's directors' and officers' liability insurance policies. This section shall survive both termination of your employment and expiration/termination of this Agreement.

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                                       A-7